Agreement

Whereas Lollicup USA Inc. (hereinafter “Party A”) expects a 20% investment return from the operation of pulp molding environment product merchandise based on the “pulp molding environmental products” of HAPPINESS MOON CO., LTD. (福月有限公司) (hereinafter “Party B”), the parties wish to establish a company for such operation and have agreed to the following terms and conditions.

I.Preparation

1.The tentative company name is “Green Earth Technology” (hereinafter the “Target Company”; the name being a tentative name and subject to name verification, registration or other name further agreed by both parties).

2.Party B is responsible for the registration procedure. The Target Company shall have 3 board members, among which 1 shall be an attorney and the remaining 2 shall be appointed by the parties, each appointing 1 member. There shall be 1 supervisor. The duties of the directors and supervisor shall be performed as stipulated in this Agreement. Anything that is not provided in this Agreement shall be subject to board resolution. Party B shall prepare the contents and details of the proposal and give notice to Party A 5 working days before the board meeting in order to facilitate discussion and resolution in the meeting.

3.Capital injection under this Agreement is divided into 3 stages. Stage 1 is the preparation stage. Stage 2 is the company incorporation registration stage. Stage 3 is the company operation stage.

Stage	Contents
Stage 1 Within 2 weeks from signature
1.Party B undertakes to spend the above US$2 Million in the Target Company’s machine equipment and agrees that prior notice about the details of the spending shall be given to Party A.
2.Party A agrees to inject US$2 Million in the first stage. If the profit promised by Party B is not realized or if there is any other event of termination of investment, Party B shall return the investment amount plus interest accrued at 5% per annum within one year from Party A’s notice. Party B agrees to issue to Party A a promissory note with the equivalent amount as guarantee to return the investment amount.
3.The above US$2 Million is a down payment for the machine equipment of the Target Company (the buyer in the attached Sale and Purchase Agreement is Party A) and is tentatively collected by Party B. The machine of the Target Company belongs to Party A before the Target Company completes registration. After the machine equipment is completed, it shall belong to the Target Company and the US$2 Million shall be converted into Party A’s investment amount in the Target Company.

Stage 2 Estimated June 2022
1.Upon the Target Company’s incorporation registration, Party A’s US$2 Million in stage 2 shall be transferred into the Target Company’s account. Party A shall control the flow of the funds to ensure that all funds are used for the preparation of the Target Company. If the incorporation registration is not completed, the account designated by Party A shall be the management account with both parties’ mandate.
2.After the Target Company’s machine equipment is delivered and ready for mass production, Party B shall prepare full-line mass production with 18 machines and shall prepare (1) the sale and purchase contract for 18 machines, (2) the delivery documents for 18 machines, and (3) a promissory note with equivalent amount. Such machines shall be subject to personal property mortgage to be created together with Party A.
3.The above provisions apply about the promissory note and the creation of personal property mortgage on the machine equipment. If the profit promised by Party B is not realized or if there is any other event of termination of investment, Party B shall return the investment amount plus interest accrued at 5% per annum within two years from Party A’s notice.

Stage 3 October 2022
1.After the Target Company completes incorporation registration, Party A’s $2 Million in stage 3 shall be transferred into the Target Company’s account. Party A shall control the flow of the funds to ensure that all funds are used for the preparation of the Target Company.
2.Party B shall prepare (1) mass production confirmation information, (2) a promissory note with equivalent amount and (3) provide the land and plant in the place where the Target Company is located for the creation of mortgage by Party A to guarantee that, if the profit promised by Party B is not realized or if there is any other event of termination of investment, Party B shall return the investment amount plus interest accrued at 5% per annum within three years from Party A’s notice

4.After five years of operations of the Target Company, notwithstanding any event resulting in Party A’s termination of investment or providing the notice to terminate its investment, all of the above-mentioned promissory notes shall be terminated and returned to Party B.
5.The parties agree to establish the Target Company in accordance with Party B’s plan below. The plant and machine equipment shall be built and put in place in accordance with below budget and shall be completed by the end of October 2022. If they are not completed in time, Party A may decide whether or not to withdraw its investment.

		Quantity	Total Price	Remarks
Molding Machine	NT$18,000,000	18	NT$324,000,000	18 molding machines
Pulp System	NT$75,000,000	1	NT$75,000,000	1 pulp system
Plant rental	NT$250	3000	NT$750,000	Surface
Land rental	NT$80	2000	NT$160,000	Surface
Land purchase cost	NT$120,000,000			2,500 pings of industrial land + 2,700 pings of agricultural land
Plant building cost	NT$60,000,000
Investment amount for 100% equity			NT$399,000,000
Investment amount for 49% equity			NT$195,510,000
Monthly plant rental			NT$910,000

6.Party A agrees that the production by the Target Company shall be in accordance with Party B’s production data below and such cost shall be used to calculate the sale price of the finished products. In case of variation due to the price of raw materials and components in the international market, a notice shall be given to Party A immediately upon the price change and a board meeting shall be convened for negotiation. If the price change of raw materials will damage existing forecast profit, Party A may terminate and withdraw the investment:

Production Data
Monthly production in tonnage/unit	35

Pulp raw materials cost/ton	24,360.00
Electricity charge/ton	10,000.00
Water-proof agent/ton	800.00
Oil-proof agent/ton	6,000.00
Water charge/ton	17.50
Manpower/ton	5,714.00
Packaging cost/ton	5,000.00
Rental/ton	1,428.00
Shipping cost/ton	2,571.00
Maintenance cost/ton	57.00
Machine amortization/ton	4,748.00
Total production cost/unit/month/ton	60,695.50

Sale price/ton	72,800

Monthly gross margin x 18 units	7,625,835
Annual gross margin x18 units	91,510,020
Investment return	20%
Investment return period (years)	4.36

7.The Target Company shall realize the investment return planned by Party B (see above table). Party B shall guarantee the realization of such investment return. The parties agree that, after the plant is established in October 2022, the first investment return shall be discussed, followed by monthly discussion thereafter. If there is a likelihood that the target investment return may not be realized, Party A shall withdraw from the investment and Party B shall return the investment amount plus interest accrued at 5% per annum within 3 years from the withdrawal of investment. If Party B delays in making payment, it is agreed that Party A may exercise its right to the above promissory note signed by Party B and may also exercise its mortgage right on the machines, land and building.

8.After the Target Company completes incorporation registration, the partnership relationship shall terminate and the Target Company shall operate in accordance with applicable company laws of the Republic of China. Before the registration is completed, the legal relationship shall be that signatures shall be affixed in the name of the preparatory office of the Target Company, with the following text specified in relevant documents:
“The parties agree to undertake all rights and obligations under this agreement after the registration of Green Earth Technology is completed. Pursuant to the request of the bank, any public authority or other counterparties, the parties shall cooperate or authorize Party A to affix the seal for entering into contracts.”

9.After Party A recovers its principal and 20% investment return promised by Party B in this Agreement, Party A shall cooperate with the cancellation of the mortgage registration created in accordance with this Article.

II.The total capital amount is Three Hundred and Ninety-Nine Million NT Dollars. Party A shall inject One Hundred and Ninety-Five Million and Five Hundred Thousand NT Dollars, holding 49% shares. Party B shall inject Two Hundred and Three Million Four Hundred and Ninety Thousand NT Dollars, holding 51% shares. The shares of the Target Company shall be issued through multiple issuances. The amount and period of injection by both parties are as follows:

1.During preparation of the Target Company, Party A shall remit US$2 Million within 2 weeks from signature of this Agreement. The amount in NT Dollars shall be calculated based on the exchange rate at the time of remittance.

2.Upon completion of the plant and purchase and installation of the machine equipment by the end of June 2022, Party A shall remit US$2 Million. The amount in NT Dollars shall be calculated based on the exchange rate at the time of remittance.

3.Upon completion of the pulp system and the start of mass production by the end of October 2022, the amount in NT Dollars shall be calculated based on the exchange rate at the time of remittance shall remit the remaining investment amount following confirmation about the mass production.

4.The parties agree that, in addition to the above investment amounts, further funding to be prepared for the establishment of the Target Company shall be remitted by each shareholder within 3 working days from notice in accordance with the above ratio of investment.

III.Company Operation

1.Party B is responsible for the operation of the Target Company. Party A is responsible for the finance of the Target Company. In addition to the seal registered with the Ministry of Economic Affairs, another seal shall be created for banking needs and shall be kept in Party A’s custody.

2.The parties agree that, other than fixed payments such as salary payments and contracted payments, all expenditures shall be subject to vouchers to be prepared by Party B and payments shall be made after Party A’s signatures. Any payment over NT$10 million shall be subject to discussion and resolution by the board of directors, except when the purpose and amount of funds are already provided in this Agreement.

3.No shareholder shall borrow money from the company. If either shareholder borrows money from any third party, the creditor of such shareholder shall not exercise subrogation right in relation to the shareholder’s interest in the partnership during the period of existence of the partnership.

IV.Shareholders Meeting

1.Shareholders meetings of the Target Company may be convened before the end of each month to review the financial and business status of the Target Company. In case of emergency and pursuant to the request of the majority of shareholders, extraordinary meetings may be convened by either shareholder at any time.

2.The manner of attendance and resolution for meetings under the previous paragraph shall be as follows:

(1)Any shareholder who cannot attend a meeting may issue a proxy affixed with its signature and seal to appoint another shareholder to attend the meeting on its behalf. The responsible person shall chair the meeting. In case of absence, an officer shall chair the meeting on its behalf. Each shareholder has equal voting right regardless of the investment amount.

(2)Shareholder resolutions shall be approved by the majority of shareholders attending a meeting that is attended by the majority of shareholders. However, the dismissal of managing shareholder shall be subject to the approval of all other shareholders. Any change to the name, representative, capital amount, operated business or business place of the Target Company or cancellation registration is subject to unanimous approval by all shareholders.

(3)Minutes of shareholders meetings shall specify the date, time and location of the meeting, the name of the chairman and the manner of resolution, affixed with the signatures and seals of the chairman and attending shareholders. Such minutes shall be kept in file together with proxies.

V.Finance

1.The accounting year is from 1 January to 31 December of each year. Upon closing, statements such as business report, balance sheet, list of properties, profit and loss statement, profit distribution proposal, loss compensation proposal, etc. shall be prepared and approved by all shareholders.

2.The target Company shall first pay taxes, employee salaries, all amounts due and compensate losses from past years. 15% of the remaining amount, if any, shall be provisioned as reserve. The rest shall be distributed in proportion to the investment amounts. Any loss shall also be shared in proportion to the investment amounts.

3.The accounts and financial audits of the Target Company shall be audited and certified by the accounting firm designated by Party A. The relevant cost shall be included as cost of the Target Company and shall be paid by the Target Company.

VI.Transfer

1.Upon withdrawal from the partnership, the shareholder shall remain jointly liable for the indebtedness incurred before its withdrawal. Client information and supplier information of the Target Company are confidential information of the company and shall not be removed.

2.After signature of this Agreement, unless it is agreed by all shareholders, no investment shall be transferred to any other party in whole or in part, nor is any other party allowed to join as a shareholder. If any third party joins the partnership, it shall be jointly liable together with the other shareholders for the indebtedness incurred before it joins the partnership.

VII.Attribution of Rights

1.When Party B generates or creates any concept, idea, procedure, technology, work or authorship, commercial name, image or trade secret from the production, sales or other operation of the Target Company, regardless of whether patent, trademark or copyright has been acquired, all relevant rights and interest belong to the Target Company.

2.Party B shall not register any relevant right to any creation under the previous paragraph in accordance with applicable laws. Party B shall not directly or indirectly disclose, refer to or directly or indirectly provide such creation for the implementation or use by any third party without Party A’s written consent.

3.Party B shall duly maintain the right of the Target Company and carry out registration and maintenance of relevant trademark and patent. If Target Company needs Party B or its employee or supplier to issue any document or provide assistance, Party B shall unconditionally agree to issue relevant document or provide assistance.

4.This clause is not applicable to any company other than the Target Company invested and operated by Party B.

VIII.Termination

1.Following signature of this Agreement, if either party commits a breach, in addition to other provisions of this Agreement, 5% of the investment amount shall be paid to the other party as punitive breach penalty.

2.If any action under this investment project does not take place in accordance with the period and amount provided in the agreement, or if it is clearly impossible to achieve the investment return, Party A may decide to terminate the investment and Party B shall return the investment with interest accrued at 5% per annum within 3 years from notice.

3.Both parties agree that Party A may set off the return of investment amount against Party B’s loan based on 50% of each transaction. If the return is not fully completed in 3 years, Party B shall pay off the remaining amount within 15 days after 3 years. After such period, Party A may present the promissory note signed by Party A to seek enforcement ruling and execution to satisfy the claim.

IX.Confidentiality and Non-Competition

1.The terms of this Agreement, the signature process and relevant matters shall be kept confidential and shall not be disclosed directly or indirectly to any unrelated third party. Relevant technologies and information belong to the Target Company and shall be kept confidential by Party B, without directly or indirectly disclosure or provision for any third party’s direct or indirect use for itself or any third party. This obligation shall survive the termination of the contracting relationship between the parties by 2 years.

2.Party B shall not engage in any business that is the same as or similar to any business of the Target Company directly or indirectly, either in its own name or in any other person’s name, nor shall it engage in any other act that may jeopardize or create a significant impact on the business interest of the Target Company.

3.Party B is bound by the confidentiality and non-competition obligations under this Article. Prior notice shall be given to Party A in case of any new technology or mold development unrelated to the operation of the Target Company. Party A shall also be given the priority for investment intention. Party B shall only operate such business on its own if Party A refuses the proposal. Party B’s operation shall not impact the operation, income of the Target Company or create compensation with the Target Company.

X.Miscellaneous

1.If any clause of this Agreement is declared invalid by the court, it shall not impact the validity of the other clauses.

2.Subject to no violation of the Company Act, the provisions of this Agreement shall be included in the articles of association of the Target Company.

3.Any notice required of the parties under this Agreement shall be in writing and sent to the address listed in this Agreement by registered mail. In case of relocation or change, a swift written notice shall be given to the other party. In case of return due to rejection or failure of delivery, the first posting date by the post office shall be deemed the date of delivery. Delivery may also be deemed successful and accepted in accordance with the below communications manner and designated persons.

Party A’s designated person:    Alan Yu    Email: alan.yu@karatpackaging.com

Party B’s designated person:    Mr. Yang    Email: services@cheermoon.com.tw

4.This Agreement is made in two copies. Each party shall hold one copy. Anything that is not stipulated shall be governed by the Civil Code and other applicable laws of the Republic of China.

5.The parties agree that any dispute arising out of this Agreement shall be subject to the first-instance jurisdiction of the Taiwan Taipei District Court.

Signed by

Party A: Lollicup USA Inc.
Legal Representative: Alan Yu
Address: 6185 Kimball Ave., Chino, CA 91708

Party B: HAPPINESS MOON CO., LTD.
Legal Representative: Yang, Huei-Ping
Address: No. 321, Wuquan Rd., Wulu Vil., Qingshui Dist., Taichung City 43647, Taiwan (R.O.C.)

Date: April 6, 2022